Exhibit 10.105

Arius Pharmaceuticals, Inc.

801 Corporate Center Drive, Suite 210

Raleigh, NC 27607 USA

December 17, 2008

Dear Mark:

TERMINATION OF THE AGREEMENT DATED 6TH JANUARY 2004 BETWEEN RECKITT BENCKISER HEALTHCARE (UK) LIMITED (“RB”) AND ARIUS PHARMACEUTICALS, INC. (“ARIUS”), A WHOLLY-OWNED SUBSIDIARY OF BIODELIVERY SCIENCES INTERNATIONAL, INC. (“BDSI”), FOR THE LICENCE AND SUPPLY OF BUCCAL PROCHLORPERAZINE MALEATE PRODUCTS (THE “AGREEMENT”)

I write to formally terminate the contract, defined above, and properly record an end to this matter.

I will shortly give you a call to discuss the practical aspects involved in you returning to us all confidential information, data, and associated documents relating to the application for approval and registration of the Products, the rights to which belong to us in accordance with clause 3.7 of the Agreement, consisting only of data and information resulting from clinical studies conducted by (or on behalf of) Arius concerning the Product and related regulatory filings concerning Product Registration.

Effective upon execution of this letter agreement by RB and Arius, and in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RB hereby waives, releases and forever irrevocably discharge Arius and BDSI from any claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, attorneys’ fees or liabilities whatsoever, if any, which RB had, now has, or may have, existing as of the date this letter has been signed by both RB and Arius (the “Termination Date”), with respect to any acts or omissions of Arius or BDSI prior to the Termination Date, including but not limited to any alleged breaches or defaults under the Agreement.

Effective upon execution of this letter agreement by RB and Arius, and in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Arius hereby waives, releases and forever irrevocably discharges RB from any claims, demands, charges, lawsuits, defenses, actions or causes of action, obligations, damages, costs, attorneys’ fees or liabilities whatsoever, if any, which Arius had, now has, or may have, existing as of the Termination Date, with respect to any acts or omissions of RB prior to the Termination Date, including but not limited to any alleged breaches or defaults of RB under the Agreement.

May I take this opportunity to thank you for your time and efforts and wish you every success for the future.

I would therefore be grateful if you would countersign and return the enclosed copy.

Kind regards

/s/ Chris Chapleo
Dr. Chris Chapleo
For and on behalf of Reckitt Benckiser Healthcare (UK) Limited

/s/ Mark Sirgo
Dr. Mark Sirgo:
For and on behalf of Arius Pharmaceuticals, Inc.